Exhibit 5.1

ALSTON&BIRD LLP

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-756-3300

Fax:202-756-3333

www.alston.com

March 15, 2012

Autoliv, Inc.

Vasagatan 11,

7th Floor, SE-111 20,

Box 70381,

SE-107 24 Stockholm, Sweden

Re:	Registration Statement on Form S-3 (No. 333-179948)

Ladies and Gentlemen:

We have acted as U.S. counsel to Autoliv, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company on March 7, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus constituting a part thereof, dated March 7, 2012 (the “Base Prospectus”), and the final supplement to the prospectus, dated March 12, 2012 and filed with the Commission on March 13, 2012 (together with the Base Prospectus, “the Prospectus”), relating to the remarketing (the “Remarketing”) of $106,273,000 aggregate principal amount of the Company’s 8% Senior Notes due 2014 (CUSIP 052800 AA7) (the “8% Senior Notes”). The 8% Senior Notes were issued under an indenture, dated as of March 30, 2009 (the “Senior Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of March 30, 2009 (the “First Supplemental Indenture”), between the Company and the Trustee.

The 8% Senior Notes were remarketed as 3.854% Senior Notes due 2014 (CUSIP 052800 AB5) (the “Remarketed Notes”). In connection with the Remarketing, the Senior Indenture was amended and supplemented by a second supplemental indenture entered into between the Company and the Trustee on March 15, 2012 (the “Second Supplemental Indenture, and, together with the First Supplemental Indenture and the Senior Indenture, the “Indenture”).

This opinion is being furnished pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

As U.S. counsel to the Company in connection with the remarketing of the Remarketed Notes, we have examined or are otherwise familiar with the Restated Certificate of Incorporation of the Company, as amended, the Restated By-Laws of the Company, as amended, records of proceedings of the Board of Directors of the Company or committees thereof deemed by us to be relevant to this opinion letter, records of proceedings taken by the Board of Directors of the Company or committees thereof to authorize the filing of the Registration Statement and the Prospectus, the Registration Statement, the Prospectus, the Remarketing Agreement entered into on February 9, 2012, between the Company, Morgan Stanley & Co. LLC, as the remarketing agent and U.S. Bank National Association, as purchase contract agent and attorney-in-fact of the holders of the purchase contracts, the Indenture, the global senior note representing $106,273,000 aggregate principal amount of the Remarketed Notes and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinion set forth below is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and federal laws of the United States of America to the extent referred to specifically herein. We do not express any opinion herein concerning any other laws, and no opinion may be implied or inferred beyond the opinion expressly stated below. We are not engaged in the practice of law in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinion contained herein. This opinion is limited to the laws of the United States of America and the State of New York and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws or the interpretations thereof or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein. We express no opinion regarding the Securities Act of 1933, as amended or any other federal or state laws or regulations. In addition, we have assumed that any samples of documents submitted to us will be executed without any alterations made thereto.

The opinion set forth below is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

On the basis of the foregoing, it is our opinion that:

The Remarketed Notes, when executed, authenticated, issued and delivered in accordance with the Indenture and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Carol M. McGee
Carol M. McGee, Partner

3